UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: January 4, 2017

Texas South Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-171064	99-0362471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4550 Post Oak Place Dr., Suite 300

Houston, TX 77027

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 820-6300

3 Riverway, Suite 1800

Houston, TX 77056

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On January 4, 2017 (“Closing”), Texas South Energy, Inc. (the “Company” and “Texas South”) entered into an asset purchase agreement (“Asset Purchase Agreement”) with Sydson Energy, Inc. (“Sydson Energy”) and Sydson Resources, L.P. (“Sydson Resources” and collectively with Sydson Energy, “Sydson”), where Sydson agreed to sell, transfer and assign to the Company certain onshore oil and gas assets and interests, certain tangible assets, and certain employees and a consultant of Sydson have agree to become employees and a consultant of the Company. Texas South owns interests in seven offshore prospects in the Gulf of Mexico (“GOM”) in conjunction with GulfSlope Energy, Inc. in water depths of between 300’ and 1,000’. GulfSlope has conducted extensive seismic work on the prospects focusing on the high potential subsalt play at depths of 15,000’ to 25,000’ prior to acquiring them in the Federal Lease Sale. The Company owns a 20% working interest (“WI”) in five of the prospects and up to 70% WI in two of the prospects that have shallow oil potential above 5,000’. Sydson is a private oil and gas company with land operations in Texas and Louisiana that has been in business since 1982. The oil and gas assets include the following:

•	In the Bayou Bouillon Field, St. Martin and Iberville Parishes, Louisiana, Texas South has acquired a 37.5% WI in the Sugarberry South Project comprising 420 acres with a net revenue interest of 70%. The property has two existing wells which have tested at over 400 BOPD combined from two (2) productive zones above 2,100’ with an additional shallower zone behind pipe containing approximately 30’ of oil pay and almost 60’ of gas pay. Texas South expects to install production facilities and drill additional development wells in this fault block and to drill up to three exploratory wells in adjacent fault blocks targeted in the same zones. Through the Sydson transaction, the Company also is now a party to letters of intent to acquire up to a 45% WI in an additional 1,000+ acres in the Bayou Bouillon area based on a proprietary 55 square mile 3-D seismic survey that demonstrates updip potential in existing reservoirs at about 10,000’. The downdip wells in these same reservoirs have produced over 20 MMBO and 21 BCFG from 59 completions. Texas South’s partner in the Bayou Bouillon project, and the owner of a 50% WI in the Bayou Bouillon acreage, is Thyssen Petroleum, USA, a privately held independent oil and gas exploration and production company based in Houston and Monaco.

•	In Texas, Texas South has acquired a 50% WI in the undrilled acreage above 4,500’ in the West Tuleta Field, Bee County, Texas comprised of approximately 1,800 gross acres and 900 net acres with a net revenue interest of approximately75%. The primary drilling objectives are the Vicksburg and Hockley sands which are structurally high on this acreage to historic downdip production from these sands totaling over 500,000 BO.

•	In the adjacent Ray Field, also in Bee County, Texas, the Company has acquired a 50% WI in the undrilled, acreage on the Walton, Campbell, and Ray leases comprising approximately 75 gross acres with a net revenue interest of approximately 75%. The primary drilling objectives on this acreage are also the Vicksburg and Hockley sands updip to prior production, also above 3,700’.

•	In other areas of Southeast Texas, the Company has acquired an interest in a proprietary 85 square mile 3-D seismic survey targeting Lower Wilcox Sands at approximately 10,000’. There are eight currently defined and mapped prospects in which the Company intends to acquire leases that are apparent on the seismic data and match the geologic setting of three existing Lower Wilcox fields within the boundaries of the survey.

•	Northwest of the survey, the Company intends to acquire leases covering approximately 1,000 acres for horizontal projects above 6,000’ in the Austin Chalk and Buda Lime formation. These projects are adjacent to substantial prior production and contain both conventional and unconventional oil targets.

In connection with the asset acquisition, certain officers and employees of Sydson have become officers, a consultant and employees of the Company, including Michael J. Mayell who became Chief Executive Officer of the Company, James L. Gunderson who became Manager of Land of the Company, Robert L. Goldstein, who will serve as a geological consultant to the Company, and Lecia Alexander, who became Controller of the Company. Certain other non-executive employees and consultants of Sydson became at-will employees of the Company. John B Connally III joined the board of Texas South as chairman.

Mr. Mayell has over 45 years of experience in the oil and gas business. He began his career with Shell Oil Company in New Orleans, La. in the drilling and production engineering groups responsible for drilling and producing fields both onshore and offshore South Louisiana. Mr. Mayell founded Sydson in 1982 and this entity has been in operation since that time. In 1985, Mr. Mayell co-founded the Meridian Resource Corporation (NYSE) and served as the president and chief operating officer of Meridian for over 20 years. Mr. Mayell received his Bachelor of Science degree in mechanical engineering from Clarkston University.

Mr. Connally presently serves as chairman of the Texas Lt. Governor’s Energy Advisory Board. Mr. Connally has significant oil and gas experience, both as a practicing lawyer and as an executive. Mr. Connally was a founding shareholder of Texas South and GulfSlope Energy, Inc., and a founding director of Nuevo Energy, Inc, Endeavor International Corp, and Pure Energy Group (where he also served as chief executive officer) and Pure Gas Partners. Mr. Connally was a law partner with Baker Botts, and received both his Bachelor of Arts and JD from the University of Texas.

Mr. Gunderson has held land positions in Chevron, Murphy, Cities, Ladd and Meridian. Mr. Gunderson has been with Sydson since 2009. Mr. Gunderson received a BBA degree in petroleum land management from the University of Oklahoma.

Mr. Goldstein has served as a consultant to Sydson for over 10 years and has over 40 years of experience in Gulf Coast geology interpretation. Mr. Goldstein has served as a geologist with Amerada Hess, Houston Oil and Minerals and Meridian. Mr. Goldstein received his Bachelor of Arts – Geology degree from Rutgers University and received his Master’s degree in Geology from Florida State University.

Mrs. Alexander began her career in accounting with Arthur Anderson before moving into corporate accounting in 1985. She later opened her consulting practice focusing on the healthcare and oil and gas industries and has been Sydson’s lead accountant since 2010. Mrs. Alexander received her Bachelor in Accountancy degree from the University of Mississippi in 1980.

In connection with the asset acquisition, the Company acquired a variety of proprietary seismic data, computer equipment, furniture and fixtures and other office furniture and equipment. The office of the Company has been moved to 4550 Post Oak Place Dr., Suite 300, Houston, TX 77027.

The consideration payable by the Company to Sydson and affiliates is (i) at Closing, an aggregate of 100 million shares of Company common stock to Michael J. Mayell, (ii) (A) $250,000 through a promissory note due March 5, 2017 and (B) $1,250,000 through the payment by the Company of Sydson’s obligations attributable to retained working interests in the oil and gas prospects conveyed to the Company, to be paid by the Company at the time it pays its associated costs with respect to its ownership interests in such oil and gas prospects, (iii) carried interests to casing point for its working interests on the first well in each of the West Tuleta prospect, Ray Field prospect, one prospect under negotiation, and up to three wells in the Bayou Bouillon prospect to be paid by the Company at the time it pays its associated costs with respect to its ownership interests in such oil and gas prospects, and (iv) a payment of $500,000 for the seismic data at one prospect under negotiation after completion of the first well in such prospect.

In connection with the Closing of the Asset Purchase Agreement, the Company entered into an employment agreement with Mr. Mayell. The term of his employment agreement began on January 4, 2017 and terminates on December 31, 2019. Upon December 31 of each calendar year, commencing on December 31, 2017, the term shall be extended for one additional year, provided that neither the Company nor Employee notify the other on or prior to 90 days before the applicable December 31st date that either party does not intend to extend this Agreement. The Company shall pay to Mr. Mayell a base salary of $420,000 per annum and Mr. Mayell shall be entitled to standard and customary benefits. Mr. Mayell has agreed to standard non-disclosure and non-competition provisions. Upon termination of Mr. Mayell by the Company other than for cause, Mr. Mayell is entitled to receive three years of his then compensation as severance.

Subsequent to the Closing, James M. Askew resigned as an executive officer and director of Texas South and entered into a consulting agreement with the Company that began on January 5, 2017 and terminates on December 31, 2019, and such term shall be extended for an additional one-year period upon December 31 of each calendar year, commencing on December 31, 2017, provided that neither the Company nor Consultant notify the other on or prior to 90 days before the applicable December 31st that either party does not intend to extend this Agreement. The Company shall pay to Mr. Askew $35,000 net per month and issued Mr. Askew 27 million shares of Company common stock. Upon termination of Mr. Askew by the Company other than for cause, Mr. Askew is entitled to receive three years of his then consulting compensation as severance.

Subsequent to the Closing, the Company also entered into an employment agreement with John B. Connally III to serve as chairman of the board that began on January 5, 2017 and terminates on December 31, 2019. Upon December 31 of each calendar year, commencing on December 31, 2017, the term shall be extended for one additional year, provided that neither the Company nor Employee notify the other on or prior to 90 days before the applicable December 31st date that either party does not intend to extend this Agreement. The Company shall pay to Mr. Connally a base salary of $420,000 per annum, issued him 65.1 million shares, and Mr. Connally shall be entitled to standard and customary benefits. Mr. Connally has agreed to standard non-disclosure provisions. Upon termination of Mr. Connally by the Company other than for cause, Mr. Connally is entitled to receive three years of his then compensation as severance.

Item 2.01 Completion of Acquisition or Disposition of Assets

The completion of the acquisition of certain assets is incorporated by reference from Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The incurrence of certain liabilities and obligations in connection with asset acquisitions is incorporated by reference from Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

Between December 6, 2016 and December 8, 2016, Texas South issued an aggregate of 10,000,000 shares of its common stock at a purchase price of $0.02 per share receiving gross proceeds of $200,000, which proceeds were used for general corporate purposes.

On December 13, 2016, the Company issued 500,000 shares of common stock at a purchase price of $0.02 per share receiving gross proceeds of $10,000, which proceeds were used for general corporate purposes.

On December 29, 2016, the Company issued 1,000,000 shares of common stock at a purchase price of $0.02 per share receiving gross proceeds of $20,000, which proceeds were used for general corporate purposes.

On January 3, 2016, the Company issued an aggregate of 14,725,000 shares of common stock for services rendered valued at $0.005 per share.

On January 4, 2016, the Company issued 100,000,000 shares of common stock pursuant to the Asset Purchase Agreement to Mr. Mayell, which shares were valued at $0.005 per share.

On January 5, 2016, the Company issued an aggregate of 92.1 million shares of common stock pursuant to an executive officer and consultant, which shares were valued at $0.005 per share.

The issuance of the shares described above was made without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Act, Regulation D under the Act and in reliance on similar exemptions. No advertising or general solicitation was made in connection with the sale and issuance of the Company’s common stock.

Item 5.01 Changes in Control of Registrant

At the Closing of the Asset Purchase Agreement, Messrs. Mayell and Connally were elected directors with Mr. Connally serving as the chairman and Mr. Mayell was appointed chief executive officer and president of the Company. On January 5, 2017, James Askew resigned as an executive officer and director of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The appointment of certain officers, election of certain directors, and resignation of an officer and director are incorporated by reference from Items 1.01 and 5.01 above.

Item 9.01 Financial Statements and Exhibits

The following exhibits are to be filed as part of this Form 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
10.1	Asset Purchase Agreement by and among Texas South Energy, Inc., Sydson Resources, L.P., and Sydson Energy, Inc., dated January 4, 2017
10.2	Employment Agreement by and between the Company and Michael J. Mayell dated January 4, 2017
10.3	Consulting Agreement by and between the Company and James M. Askew dated January 5, 2017
10.4	Employment Agreement by and between the Company and John B. Connally, III dated January 5, 2017
99.1	Press Release dated January 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 10, 2017	TEXAS SOUTH ENERGY, INC.

	By:	/s/Michael J. Mayell
Michael J. Mayell
Chief Executive Officer